American Funds Tax-Exempt Fund of New York

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,549
Class B	$1
Class C	$83
Class F1	$19
Class F2	$253
Total	$1,905

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1600
Class B	$0.1100
Class C	$0.1100
Class F1	$0.1500
Class F2	$0.1600

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	10,425
Class B	4
Class C	817
Class F1	139
Class F2	1,555
Total	12,940

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.95
Class B	$10.95
Class C	$10.95
Class F1	$10.95
Class F2	$10.95